NEWS RELEASE

Dynatronics Announces Addition of David Holtz
and Scott Klosterman to Board of Directors

 COTTONWOOD HEIGHTS, UT (December 17, 2015) - Dynatronics Corporation (NASDAQ: DYNT), a manufacturer and marketer of rehabilitation and physical therapy products, today announced the appointment of David B. Holtz and election of Scott A. Klosterman as members of the company's Board of Directors.

"We welcome David and Scott to our Board of Directors and look forward to working with them," said Kelvyn Cullimore Jr., Dynatronics' Chairman and Chief Executive Officer. "Their collective experience and successful track records will help enable Dynatronics to transform into a more rapidly growing, global healthcare company."

Mr. Holtz, appointed as a director by the holders of the company's Series A 8% Convertible Preferred Stock, has held a number of important positions in the healthcare industry and other industries throughout his career. He currently serves on the executive management team of Provco Group Ltd., a family business responsible for the management of a portfolio of public and private equity portfolios and fund investments.  Provco is one of the company's preferred shareholders.  Prior to joining Provco Group, Mr. Holtz served as interim president and CEO of Nucryst Pharmaceuticals Corp., based in Princeton, New Jersey. From 1993 to 2006, he held various positions at Integra LifeSciences Holdings Corp. (NASDAQ: IART) in Plainsboro, New Jersey. While serving as vice president of finance and senior vice president of finance at Integra LifeSciences, Mr. Holtz was responsible for the worldwide financial reporting and accounting organization, participating in the acquisition and integration of 10 businesses totaling $190 million of capital and five financings providing over $450 million of funding. He graduated from Susquehanna University with a bachelor's degree in business administration and became a CPA in 1997.
Since 2010 Mr. Klosterman has been the vice president and general manager of post operative products and services at Hanger, Inc. in Austin, Texas (NYSE: HGR). While at Hanger, sales of his division grew from $20 million to $50 million. Prior to his work at Hanger, Mr. Klosterman served as division president of Chattanooga Group, a division of DJO Global.  Prior to the merger of Chattanooga Group and DJO, Mr. Klosterman served as chief operating officer from 1997 to 2003 and chief financial officer from 1994 to 1997 at Chattanooga Group, where he helped grow the company from $30 million to over $90 million in revenues. In addition, he worked as a division controller at Stryker Corporation and senior auditor at Price Waterhouse. Mr. Klosterman received a bachelor's degree in accounting from the University of Delaware and a master's degree in business administration from Baylor University.  He became a CPA in 1982.
The company will maintain seven directors, with five being independent.  As a condition of investment, Preferred Shareholders of the company have the right to appoint three board members which currently are Erin Enright, Brian Larkin and David Holtz.
Mr. Howard Edwards and Mr. Rich Linder, who have been Directors since 1997 and 2015, respectively, completed their respective terms of service on the company's Board of Directors effective as of the company's shareholder meeting held on December 16, 2015.
"Howard and Rich played important roles, particularly over the past year, in helping guide the company's strategic transformation," added Cullimore.   "We have benefitted significantly from their contributions and I want to express my sincere gratitude to them for their dedicated service on our board.  They have fulfilled their duties at all times in a professional manner and always with the best interests of the shareholders in mind."
About Dynatronics
Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry and other related medical markets. More information regarding Dynatronics is available at www.dynatronics.com.

Contacts
Dynatronics Corporation
Bob Cardon
800-874-6251 or 801-568-7000
bobc@dynatronics.com

EVC Group
Chris Dailey/Michael Polyviou
646-445-4800
cdailey@evcgroup.com / mpolyviou@evcgroup.com